UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4545 Towne Centre Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Base Salaries for Named Executive Officers. On December 26, 2017, the Compensation Committee of the Board of Directors (the “Committee”) of Ignyta, Inc. (the “Company”) established the base salaries to be paid to the Company’s named executive officers listed below (the “Named Executive Officers”), effective January 1, 2018. The following 2018 base salaries were established:

Name	Title	Base Salary
Jonathan Lim, M.D.	President and Chief Executive Officer	$555,000
Zachary Hornby	Chief Operating Officer	$432,000
Pratik Multani, M.D.	Chief Medical Officer	$432,000

2. Bonuses Payable to Named Executive Officers. Also on December 26, 2017, the Committee approved cash bonuses to be paid to the Named Executive Officers. The bonuses related to such officers’ performance and the Company’s performance during 2017. The bonuses to be paid to the Named Executive Officers are as follows:

Name	Title	Amount of Bonus
Jonathan Lim, M.D.	President and Chief Executive Officer	$268,500
Zachary Hornby	Chief Operating Officer	$163,200
Pratik Multani, M.D.	Chief Medical Officer	$163,200

3. RSU Grants. On December 21, 2017, the Board of Directors of the Company approved the award of the restricted stock units listed below, with such grants to be effective December 22, 2017 (the “Grant Date”), to the Named Executive Officers under the Company’s 2014 Incentive Award Plan. One fourth of each of the Named Executive Officers’ restricted stock unit awards will vest on each of the first four anniversaries of the Grant Date, subject to such Named Executive Officer’s continued employment or service relationship with the Company on each such vesting date. The awards will also vest upon a change in control of the Company. The actual restricted stock unit awards granted to the Named Executive Officers are as follows:

Name	Title	Restricted Stock Unit Awards
Jonathan Lim, M.D.	President and Chief Executive Officer	68,334
Zachary Hornby	Chief Operating Officer	37,167
Pratik Multani, M.D.	Chief Medical Officer	23,334

4. Annual Cash Bonus Targets. On December 26, 2017, the Committee set the target percentages for determining annual bonuses for the Named Executive Officers for 2018, expressed as a percentage of the applicable executive officer’s annual base salary. The target percentages for determining annual bonuses are as follows, which are the same as the 2017 fiscal year:

Title	Annual Cash Bonus Target
President and Chief Executive Officer	50%
Chief Operating Officer	40%
Other Executive Officers	35%

The target represents a target cash bonus amount, eligibility for all or a portion of which will be subject to (i) the applicable Named Executive Officer’s achievement of performance objectives, determined annually by the Committee, and (ii) the discretion of the Committee to approve bonus amounts that are higher or lower than the stated target.

5. Excise Tax Agreement. On December 21, 2017, in connection with the signing of the Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc. (“Parent”) and Abingdon Acquisition Corp., a wholly owned indirect subsidiary of Parent, the Company entered into an excise tax agreement with Jonathan Lim, M.D.. Under the agreement, if the Merger (as defined in the Merger Agreement) is consummated and an excise tax is imposed on Dr. Lim as a result of any compensation or benefits provided to him in connection with the Merger, the Company will pay or reimburse Dr. Lim an amount equal to such excise tax, plus any taxes resulting from such payment or reimbursement.

The foregoing description of the agreement with Dr. Lim does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Agreement, dated December 21, 2017, between Ignyta, Inc. and Jonathan Lim, M.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2017	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
	Name:	Jonathan E. Lim, M.D.
	Title:	President and Chief Executive Officer